Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of December 5, 2025, by and between the undersigned stockholder (“Stockholder”) of Crawford United Corporation, an Ohio corporation (the “Company”), and SPX Enterprises, LLC, a Delaware limited liability company (“Parent”). Parent and Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, and Project King Acquisition, Inc., an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub”), will enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, to induce Parent to enter into the Merger Agreement, Stockholder hereby makes certain representations, warranties, covenants and agreements with respect to the shares of Company Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act, “Beneficially Owned”) by Stockholder (the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Representations of Stockholder. Stockholder hereby represents and warrants to Parent that:

(a)    Ownership of Shares. Stockholder: (i) Beneficially Owns all of the Shares, free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or the Merger Agreement or under applicable federal or state securities laws; and (ii) has the sole voting power over all of the Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)    Power and Authority; Binding Agreement. Stockholder has full power and capacity to enter into, execute, and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally.

(c)     Disclosure of All Shares Owned. Stockholder does not Beneficially Own any shares of Company Stock other than the Shares.

(d)    No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement and the compliance by Stockholder with the provisions hereof will not, conflict with or violate any Law applicable to Stockholder or result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation (including organizational documents) binding upon Stockholder or any of the Shares.

(e)     No Litigation. As of the date hereof, there are no Legal Actions pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

(f)   No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person on the part of Stockholder is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement, or the performance by Stockholder of Stockholder’s obligations under this Agreement. To the extent applicable, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

2.       Representations of Parent. Parent hereby represents and warrants to Stockholder that:

(a)    Power and Authority; Binding Agreement. Parent has full power and capacity to enter into, execute, and deliver this Agreement and to perform Parent’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors' rights generally.

(b)    No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof will not, conflict with or violate any Law applicable to Parent or result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement or other instrument or obligation (including organizational documents) binding upon Parent.

(c)   No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person on the part of Parent is required by or with respect to Parent in connection with the execution and delivery of this Agreement.

3.      Agreement to Vote Shares. Until the Termination Time, Stockholder agrees, at any annual or special meeting of the Company’s stockholders called with respect to the following matters, and at every adjournment or postponement thereof, and for every action or approval by written consent of the Company stockholders with respect to any of the following matters, to:

(a)    appear at such meeting or otherwise cause the Shares to be counted as present thereat (including via proxy) for purposes of calculating a quorum, and respond to each request by the Company for any such written consent; and

(b)     vote (including via proxy) or cause the holder of record to vote (including via proxy) the Shares:

(i)    in favor of (1) the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; and

(ii)    against (1) any Proposal, Company Acquisition Agreement or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in (x) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (y) any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, delay or adversely affect the consummation of the Merger by the End Date, or change in any manner the voting rights of any Company Stock or amend the Charter Documents of the Company).

4.      Transfer and Encumbrance. Until the Termination Time, Stockholder agrees that Stockholder will not transfer, sell, offer, exchange, assign, gift, pledge, convey any legal or Beneficial Ownership interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise), or encumber (each, a “Transfer”), or cause the Transfer of, any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 4 shall be null and void. Notwithstanding anything to the contrary herein, Stockholder may Transfer any Shares to (a) any affiliate of Stockholder, (b) any family member (including a trust for such family member’s benefit) of Stockholder, or (c) any charitable foundation or organization, but in each case, only if the transferee of such Shares agrees (or has agreed) to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder (if such transferee is not already a party to this Agreement) memorializing such agreement prior to such Transfer. The Parties acknowledge and agree that the restrictions set forth in this Section 4 are negative covenants of Stockholder only and do not confer upon Parent any right or power to dispose of, or to direct the disposition of, any Shares. Parent shall have no consent right with respect to any Transfer of Shares.

5.      No Voting Trusts or Other Arrangement. Until the Termination Time, Stockholder agrees that Stockholder will not deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case other than the arrangements entered into pursuant to this Agreement.

6.     Additional Shares. Stockholder agrees that all shares of Company Stock that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of, after the execution of this Agreement and prior to the Termination Time shall be subject to the terms and conditions of this Agreement and shall constitute “Shares” for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7.       Termination. This Agreement shall terminate upon the earliest to occur of (the “Termination Time”): (a) the Effective Time; (b) the date and time at which the Merger Agreement is terminated pursuant to Article VIII thereof; and (c) the termination of this Agreement by mutual written consent of the Parties; provided, however, that (i) this Section 7 shall survive the termination of this Agreement and remain in full force and effect and (ii) nothing in this Section 7 shall relieve or otherwise limit the liability of any Party for any willful and material breach of this Agreement prior to such termination.

8.       Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.

(a)   Waiver of Appraisal and Dissenters’ Rights. To the fullest extent permitted by applicable Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have by virtue of ownership of the Shares.

(b)     Waiver of Certain Other Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries (including Merger Sub) or successors: (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (ii) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the board of directors of the Company or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby; provided, however, that nothing contained herein shall affect the right of Stockholder to exercise its rights as a result of (i) any breach by Parent under any agreement with Parent to which Stockholder is a party or (ii) fraud by Parent.

9.      No Solicitation. Subject to Section 10 if applicable, Stockholder shall not, and shall cause its Affiliates and Representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 6.4 of the Merger Agreement.

10.   No Agreement as Director or Officer. Stockholder has entered into this Agreement solely in the Stockholder’s capacity as the Person who Beneficially Owns the Shares (and not in any other capacity, including any capacity as a director or officer of the Company). Nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as a director or officer to the Company or its stockholders.

11.    Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Time, in furtherance of this Agreement, Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Termination Time.

12.    Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or in damages. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

13.     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives confirmation, if delivered by email of a portable document format (“PDF”) document, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses or the address set forth on the Stockholder’s signature page (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13):

If to Parent, to:

SPX Enterprises, LLC

6325 Ardrey Kell Road, Suite 400

Charlotte, NC 28277

Attention: Chief Legal Officer and Caroline Prescott,

Assistant General Counsel

Email: corp.legal-department@spx.com and

            Caroline.prescott@spx.com

with a copy (which will not constitute notice) to:	Venable LLP 600 Massachusetts Ave, NW Washington, DC 20001 Attention: Karen C. Hermann / Michael Schiffer Email: KCHermann@venable.com / MSchiffer@venable.com

14.     Miscellaneous.

(a)    Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Ohio.

(b)     Submission to Jurisdiction. Each of the Parties irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns shall be brought and determined exclusively in the Court of Common Pleas of Cuyahoga County, State of Ohio, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of Ohio. Each of the Parties agrees that service of process or other papers in connection with any such Legal Action in the manner provided for notices in Section 13 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the Parties hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 14(b); (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(C).

(d)    Further Assurances. Subject to Section 10 if applicable, Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional documents and instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

(e)    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(f)    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(g)    Interpretation. The section headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if,” and the word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be.

(h)    Assignment. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Parent may assign, in its sole discretion, all or any of its rights, interests, and obligations hereunder to an Affiliate of Parent without the prior written consent of Stockholder. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment contrary to the provisions of this Section 14(h) shall be null and void.

(i)     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares, and nothing in this Agreement shall be construed as granting to Parent, directly or indirectly, any power to vote, or to direct the voting of, or to dispose of, or to direct the disposition of, any of the Shares. All rights, ownership, voting power, dispositive power and economic benefits of and relating to the Shares shall remain vested in and belong solely to Stockholder. Any agreement or undertaking by Stockholder herein to attend meetings of stockholders or to vote or refrain from voting the Shares reflects the independent decision of Stockholder in the exercise of its own voting power and shall not be deemed to give Parent any such power, authority or control over the Shares.

(j)     No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

(k)    Counterparts. This Agreement may be executed in one or more counterparts, including by PDF or other electronic signatures, including through the use of DocuSign, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures.

(l)     Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Parties with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the Parties. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SPX Enterprises, LLC, a Delaware limited liability company

By:
Name:
Title:

[INDIVIDUAL STOCKHOLDER NAME]

Address

Email Address
Number of Shares of Company Stock Beneficially Owned as of the date of this Agreement:
Class A Common Stock:
Class B Common Stock:

OR

[ENTITY STOCKHOLDER NAME]

By
Name:
Title:

Address

Email Address

Number of Shares of Company Stock Beneficially Owned as of the date of this Agreement:
Class A Common Stock:
Class B Common Stock: